STOCK ESCROW AGREEMENT

STOCK ESCROW AGREEMENT, dated as of [____], 2008 (this “Agreement”), by and among GREEN ENERGY ACQUISITION CORPORATION, a Delaware corporation (the “Company”), GREEN ENERGY ACQUISITION HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), CRAVEN CROWELL and WINSTON H. HICKOX (and, with Holdings, collectively, the “Initial Stockholders”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (the “Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated [____], 2008 (the “Underwriting Agreement”), with SunTrust Robinson Humphrey, Inc., as representative of the underwriters (“SunTrust”), pursuant to which, among other matters, the underwriters have agreed to purchase units (the “Units”) of the Company. Each Unit consists of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and one warrant, each warrant to purchase one share of Common Stock (the “Warrant”), all as more fully described in the Company’s final Prospectus, dated [____], 2008 (the “Prospectus”) comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-[____]) under the Securities Act of 1933, as amended (the “Registration Statement”), declared effective on [____], 2008 (the “Effective Date”).

WHEREAS, the Initial Stockholders have agreed, as a condition of the sale of the Units to SunTrust, to deposit all of the shares of Common Stock of the Company outstanding prior to such sale, as set forth opposite their respective names in Exhibit B attached hereto (collectively, the “Escrow Shares”), in escrow as hereinafter provided.

WHEREAS, the Company and the Initial Stockholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties agree as follows:

1. Appointment of Escrow Agent. The Company and the Initial Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Shares. On or before the Effective Date, each of the Initial Stockholders shall deliver to the Escrow Agent certificates representing his, her or its respective Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agreement. Each Initial Stockholder acknowledges that the certificate representing his, her or its Escrow Shares bears a legend reflecting the deposit of such Escrow Shares under this Agreement.

3. Disbursement of the Escrow Shares. The Escrow Agent shall hold the Escrow Shares until one year after the consummation of the Company’s initial business combination (as described in the Registration Statement) (the “Escrow Period”), on which date it shall, upon written instructions from the Company and each Initial Stockholder, disburse each of the Initial Stockholder’s Escrow Shares (and any applicable stock power) to such Initial Stockholder or its Permitted Transferees, as defined below; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.8 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Shares; provided, further, that if SunTrust does not exercise in full the underwriters’ over-allotment option to purchase an additional 3,000,000 Units of the Company within 45 days of the Effective Date of the Registration Statement, Holdings agrees that the Escrow Agent shall return to the Company for cancellation, at no cost, the number of Escrow Shares held by Holdings determined by multiplying the number of Escrow Shares subject to forfeiture (a maximum of 750,000 Escrow Shares) held by Holdings by a fraction, (a) the numerator of which is 3,000,000 minus the number of shares of Common Stock purchased by the underwriters upon the exercise of the over-allotment option, and (b) the denominator of which is 3,000,000; provided further, that if, after the Company consummates its initial business combination (as described in the Registration Statement), the last sales price of the Common Stock equals or exceeds $14.25 per share for any 20 trading days within any 30-day trading period commencing 90 days after the closing of such initial business combination or the Company (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a certificate executed by the Chairman of the Board, President or other authorized officer of the Company (or the surviving entity), in form reasonably acceptable to the Escrow Agent, that such conditions have been achieved or such transaction is then being consummated, as applicable, release the respective Escrow Shares to the Initial Stockholders or their Permitted Transferees. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of all of the Escrow Shares in accordance with this Section 3.

4. Rights of Initial Stockholders in Escrow Shares.

4.1 Voting Rights as a Stockholder. Subject to the terms of the Insider Letter described in Section 4.4 hereof and except as herein provided, the Initial Stockholders and their Permitted Transferees shall retain all of their rights as stockholders of the Company during the Escrow Period, including, without limitation, the right to vote such shares.

4.2 Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3 Restrictions on Transfer. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares except (i) to persons or entities controlling, controlled by, or under common control with such Initial Stockholder or to any stockholder, member, partner or limited partner of such Initial Stockholder, (ii) to family members and trusts of Initial Stockholders or their permitted transferees set forth in (i) above for estate planning purposes or, upon the death of an Initial Stockholder or its permitted transferee set forth in (i) above, to such person’s estate or beneficiaries (the “Permitted Transferees”), or (iii) by private sales, made in compliance with applicable securities laws, at or prior to the consummation of a business combination at prices no greater than the price at which the Escrow Shares were originally purchased; in each case, such transferee will be subject to the same transfer restrictions as the Initial Stockholders until after the Company completes its initial business combination; provided, however, that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter signed by SunTrust, the Company and the Initial Stockholder transferring the Escrow Shares. During the Escrow Period, the Initial Stockholders and their Permitted Transferees shall not pledge or grant a security interest in the Escrow Shares or grant a security interest in their rights under this Agreement without the prior written consent of the Company.

4.4 Insider Letters. Each of the Initial Stockholders has executed a letter agreement with SunTrust and the Company, dated as indicated on Exhibit B hereto, and which is filed as an exhibit to the Registration Statement (each, an “Insider Letter”), respecting the rights and obligations of such Initial Stockholder in certain events, including but not limited to the liquidation of the Company.

5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless the Escrow Agent shall have given its prior written consent thereto.

 5.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt by the Escrow Agent of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation. The Escrow Agent shall be entitled to the fees set forth on Schedule A hereto for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4 Further Assurances. From time to time on and after the date hereof, the Company and the Initial Stockholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure the Escrow Agent that it is protected in acting hereunder.

5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice thereof and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Shares held hereunder. If no new escrow agent is appointed by the Company within the 60-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent subject to all of the terms of this Agreement and the delivery, by the Escrow Agent, of the Escrow Shares to such successor escrow agent.

5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6. Miscellaneous.

6.1 Waiver of Claims against Trust Account. Notwithstanding any other provision of this Agreement, the Escrow Agent confirms its understanding that the Company has established the Trust Account (as defined in the Prospectus) relating to the Units being sold pursuant to the Prospectus. The Escrow Agent acknowledges that the Trust Account will exist for the benefit of the Company’s public stockholders and the monies from the Trust Account may only be disbursed upon the occurrence of certain events, as more fully described in the Prospectus. The Escrow Agent agrees that neither it nor any of its affiliates have or will have any right, title, interest or claim in or to the monies in the Trust Account, and the Escrow Agent hereby waives any and all right, title, interest of claim of any kind in or to any distribution of any property held in the Trust Account that it or its affiliates may have now or in the future and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any claim of any kind against the Trust Account for any reason whatsoever, including in respect of the Company’s indemnification obligations set forth in this Agreement.

6.2 Governing Law. This Agreement shall, for all purposes, be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction (whether of the State of New York or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of New York). Each of the Company, the Initial Stockholders and the Escrow Agent hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the Company, the Initial Stockholders and the Escrow Agent hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon each of the Company, the Initial Stockholders and the Escrow Agent may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 6.7 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon each of the Company, the Initial Stockholders and the Escrow Agent in any action, proceeding or claim.

6.3 Third Party Beneficiaries. Each of the Initial Stockholders hereby acknowledges that SunTrust is an intended third party beneficiary of this Agreement and this Agreement may not be modified or changed without the prior written consent of SunTrust.

6.4 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by SunTrust and the party against whom such change or modification is to be enforced. It may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

6.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.7 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to the Company, to:

Green Energy Acquisition Corporation
191 Main Street
Annapolis, MD 21401
Attn: Wayne L. Rogers, Chief Executive Officer

If to an Initial Stockholder, to his or its address set forth in Exhibit B;

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Steven G. Nelson, Chairman

A copy of any notice sent hereunder shall be sent to:

SunTrust Robinson Humphrey, Inc.
3333 Peachtree Road, NE
Atlanta, GA 30326
Attn: Arnold Evans

and:

Mintz Levin Cohn Ferris Glovsky and Popeo, PC
The Chrysler Building
666 Third Avenue
New York, New York 10017
Attn: Kenneth R. Koch, Esq.

and:

Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110
Attn: Glen R. Openshaw, Esq.

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

 6.8 Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a business combination within the time period(s) specified in the Prospectus.

(Remainder of page intentionally left blank. Signature page to follow.)

WITNESS the execution of this Agreement as of the date first above written.

GREEN ENERGY ACQUISITION CORPORATION

By:
Name: Wayne L. Rogers Title: Chief Executive Officer and Chairman

INITIAL STOCKHOLDERS:

GREEN ENERGY ACQUISITION HOLDINGS, LLC

By:
Name: Wayne L. Rogers Title: Chief Executive Officer

Craven Crowell

Winston H. Hickox

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name: Steven G. Nelson Title: Chairman

[Signature Page to Green Energy Stock Escrow Agreement]

EXHIBIT A

“Fee Schedule”

EXHIBIT B

Name and Address[1] of Initial Stockholder	Number of Shares	Stock Certificate Number	Date of Insider Letter

Green Energy Acquisition Holdings, LLC	5,680,000	1	[___]
Craven Crowell	35,000	2	[___]
Winston H. Hickox	35,000	3	[___]

[1]	All addresses c/o Green Energy Acquisition Corporation, 191 Main Street, Annapolis, MD 21401